Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

July 2, 2010

Teléfonos de México, S.A.B. de C.V.

Parque Vía 190

Colonia Cuauhtémoc

06599 Mexico, D.F. Mexico

Re:	Teléfonos de México, S.A. de C.V. Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as your special United States counsel in connection with the above-referenced registration statement on Form F-4 (the “Registration Statement”) filed on the date hereof by Teléfonos de México, S.A.B. de C.V., a corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States (the “Company”), with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in connection with the proposed offer to exchange (the “Exchange Offer”) up to U.S. $500,000,000 aggregate principal amount of 5.50% Notes due 2019 (the “Exchange Notes”) issued by the Company and registered under the Act for an equal principal amount of the Company’s outstanding 5.50% Notes due 2019 (the “Old Notes”). The Exchange Notes will be issued pursuant to an indenture dated as of June 19, 2009 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended, supplemented or otherwise modified by a first supplemental indenture dated as of November 12, 2009 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Trustee and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg paying agent.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) an executed copy of the Indenture; and

(c) the form of the Exchange Notes.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Teléfonos de México, S.A.B. de C.V., p. 2

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form included in Exhibit 4.3 to the Registration Statement, have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Old Notes, the Exchange Notes will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Exchange Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

In addition, we note (i) that the enforceability in the United States of the waiver by the Company of its immunities from court jurisdiction and from legal process, as set forth in the Indenture and the Exchange Notes, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976 and (ii) that the designation in Section 115 of the Base Indenture and Section 301 of the First Supplemental Indenture of the U.S. federal courts sitting in the Borough of Manhattan, The City of New York as the venue for actions or proceedings relating to the Base Indenture and the Exchange Notes is (notwithstanding the waiver in or pursuant to Section 115 of the Base Indenture and Section 301 of the First Supplemental Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such actions or proceedings.

We express no opinion as to the enforceability of Section 1010 of the Base Indenture providing for indemnification by the Company of the Trustee and the holders of securities issued under the Indenture against any loss in obtaining the currency due to the Trustee or such holders under the Indenture from a court judgment in another currency.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

Teléfonos de México, S.A.B. de C.V., p. 3

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the captions “Taxation” and “Validity of the Exchange Notes.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/S/ NICOLAS GRABAR
Nicolas Grabar, a Partner